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Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

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Alexis Dominguez
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(305) 441-5541

AMERANT REPORTS FIRST QUARTER 2024 RESULTS
Board of Directors Declares Quarterly Cash Dividend of $0.09 per Common Share

CORAL GABLES, FLORIDA, April 24, 2024. Amerant Bancorp Inc. (NYSE: AMTB) (the “Company” or “Amerant”) today reported net income attributable to the Company of $10.6 million in the first quarter of 2024, or $0.31 per diluted share, compared to a net loss attributable to the Company of $17.1 million, or $0.51 per diluted share, in the fourth quarter of 2023.
“We continued to invest in our future in the first quarter of 2024, opening new locations in Tampa and Ft. Lauderdale, while adding 12 new team members to our already talented business development teams across south Florida,” stated Jerry Plush, Chairman and CEO. “In addition to our recently announced sale of our Houston franchise, we also executed on our strategic initiatives, resulting in strong organic loan and deposit growth.”

•Total assets were $9.8 billion, an increase of $101.4 million, or 1.0%, compared to 4Q23.

•Total gross loans were $7.01 billion, a decrease of $258.5 million, or 3.6%, compared to $7.26 billion in 4Q23. This decrease reflects the completion of the sale of $401 million of Houston-based multifamily loans, offsetting $142.5 million in organic production for the quarter.

•Cash and cash equivalents were $659.7 million, up $337.8 million, or 104.9%, compared to $321.9 million in 4Q23.

•Total deposits were $7.88 billion, down $16.6 million, or 0.2%, compared to $7.89 billion in 4Q23. Organic deposit growth, which includes all deposits except institutional and brokered deposits, was $331.8 million, partially offset by declines in brokered deposits of $86.4 million and institutional deposits of $262 million.

•Total advances from Federal Home Loan Bank (“FHLB”) were $715.0 million, up $70.0 million, or 10.9%, compared to $645.0 million in 4Q23. The Bank had an additional $2.2 billion in availability from the FHLB as of March 31, 2024.

•Average yield on loans decreased to 7.05% in 1Q24, compared to 7.09% in 4Q23.

•Total non-performing assets were $50.5 million, down $4.1 million, or 7.5%, compared to $54.6 million as of 4Q23.

•The allowance for credit losses ("ACL") was $96.1 million, an increase of $0.5 million, or 0.6%, compared to $95.5 million as of 4Q23.

•Core deposits were $5.63 billion, up $35.4 million, or 0.6%, compared to $5.60 billion in 4Q23. This increase includes the net reduction of $262 million in institutional deposits.

•Average cost of total deposits increased to 3.00% in 1Q24 compared to 2.88% in 4Q23.

•Loan to deposit ratio was 88.93% in 1Q24 compared to 92.02% in 4Q23.

•Assets Under Management and custody (“AUM”) totaled $2.36 billion, up $68.5 million, or 3.0%, from $2.29 billion in 4Q23.

•Pre-provision net revenue (“PPNR”)(1) was $25.9 million in 1Q24 compared to negative $7.6 million in 4Q23.

•Net Interest Margin (“NIM”) was 3.51% in 1Q24 compared to 3.72% in 4Q23, which included 16 basis points from a loan recovery received in the previous period.

•Net Interest Income (“NII”) was $78.0 million, down $3.7 million, or 4.5%, from $81.7 million in 4Q23.

•Provision for credit losses was $12.4 million in 1Q24, down $0.1 million, or 0.8%, compared to $12.5 million in 4Q23.

•Non-interest income was $14.5 million in 4Q23, down $5.1 million, or 26.1%, from $19.6 million in 4Q23.

•Non-interest expense was $66.6 million, down $43.1 million, or 39.3%, from $109.7 million in 4Q23.

•The efficiency ratio was 72.0% in 1Q24 compared to 108.3% in 4Q23.

•Return on average assets (“ROA”) was 0.44% in 1Q24 compared to negative 0.71% in 4Q23.

•Return on average equity (“ROE”) was 5.69% in 1Q24 compared to negative 9.22% in 4Q23.

•The Company’s Board of Directors declared a cash dividend of $0.09 per share of common stock on April 24, 2024. The dividend is payable on May 30, 2024, to shareholders of record on May 15, 2024.

Additional details on first quarter 2024 results can be found in the Exhibits to this earnings release, and the earnings presentation available under the Investor Relations section of the Company’s website at https://investor.amerantbank.com.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP measures.

First Quarter 2024 Earnings Conference Call

The Company will hold an earnings conference call on Thursday, April 25, 2024 at 9:00 a.m. (Eastern Time) to discuss its first quarter 2024 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NYSE: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S. with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 24 banking centers – 17 in South Florida, 1 in Tampa, FL and 6 in the Houston, Texas area. For more information, visit investor.amerantbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2023 filed on March 7, 2024 (the “Form 10-K”), and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three months ended March 31, 2024, December 31, 2023, and March 31, 2023, may not reflect our results of operations for our fiscal year ending, or financial condition, as of December 31, 2024, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core noninterest income”, “core noninterest expenses”, “core net income”, “core earnings per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, “tangible stockholders’ equity (book value) per common share”, “tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity”, and “tangible stockholders' equity (book value) per common share, adjusted for unrealized losses on debt securities held to maturity”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued in 2024, including the effect of non-core banking activities such as the sale of loans and securities and other repossessed assets, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments, Bank owned life insurance restructure and other non-routine actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to GAAP reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our interim unaudited and annual audited consolidated financial statements.

(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Consolidated Balance Sheets		(audited)
Total assets	$9,817,772	$9,716,327	$9,345,700	$9,519,526	$9,495,302
Total investments	1,578,568	1,496,975	1,314,367	1,315,303	1,347,697
Total gross loans (1)	7,006,383	7,264,912	7,142,596	7,216,958	7,115,035
Allowance for credit losses	96,050	95,504	98,773	105,956	84,361
Total deposits	7,878,243	7,894,863	7,546,912	7,579,571	7,286,726
Core deposits (2)	5,633,165	5,597,766	5,244,034	5,498,017	5,357,386
Advances from the Federal Home Loan Bank	715,000	645,000	595,000	770,000	1,052,012
Senior notes	59,605	59,526	59,447	59,368	59,289
Subordinated notes	29,497	29,454	29,412	29,369	29,326
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (3)(4)	738,085	736,068	719,787	720,956	729,056
Assets under management and custody (5)	2,357,621	2,289,135	2,092,200	2,147,465	2,107,603

	Three Months Ended
(in thousands, except percentages, share data and per share amounts)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Consolidated Results of Operations
Net interest income	$77,968	$81,677	$78,577	$83,877	$82,333
Provision for credit losses (6)	12,400	12,500	8,000	29,077	11,700
Noninterest income	14,488	19,613	21,921	26,619	19,343
Noninterest expense	66,594	109,702	64,420	72,500	64,733
Net income (loss) attributable to Amerant Bancorp Inc. (7)	10,568	(17,123)	22,119	7,308	20,186
Effective income tax rate	21.50%	14.21%	22.57%	21.00%	21.00%

Common Share Data
Stockholders' book value per common share	$21.90	$21.90	$21.43	$21.37	$21.56
Tangible stockholders' equity (book value) per common share (8)	$21.16	$21.16	$20.63	$20.66	$20.84
Tangible stockholders' equity (book value) per common share, adjusted for unrealized losses on debt securities held to maturity (8)	$20.60	$20.68	$19.86	$20.11	$20.38
Basic earnings (loss) per common share	$0.32	$(0.51)	$0.66	$0.22	$0.60
Diluted earnings (loss) per common share (9)	$0.31	$(0.51)	$0.66	$0.22	$0.60
Basic weighted average shares outstanding	33,538,069	33,432,871	33,489,560	33,564,770	33,559,718
Diluted weighted average shares outstanding (9)	33,821,562	33,432,871	33,696,620	33,717,702	33,855,994
Cash dividend declared per common share (4)	$0.09	$0.09	$0.09	$0.09	$0.09

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Other Financial and Operating Data (10)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (11)	3.51%	3.72%	3.57%	3.83%	3.90%
Net income (loss) / Average total assets (ROA) (12)	0.44%	(0.71)%	0.92%	0.31%	0.88%
Net income (loss) / Average stockholders' equity (ROE) (13)	5.69%	(9.22)%	11.93%	3.92%	11.15%
Noninterest income / Total revenue (14)	15.67%	19.36%	21.81%	24.09%	19.02%

Capital Indicators (%)
Total capital ratio (15)	12.50%	12.12%	12.70%	12.39%	12.36%
Tier 1 capital ratio (16)	10.88%	10.54%	11.08%	10.77%	10.88%
Tier 1 leverage ratio (17)	8.73%	8.84%	9.05%	8.91%	9.04%
Common equity tier 1 capital ratio (CET1) (18)	10.11%	9.79%	10.30%	10.00%	10.10%
Tangible common equity ratio (19)	7.28%	7.34%	7.44%	7.34%	7.44%
Tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity (20)	7.10%	7.18%	7.18%	7.16%	7.29%

Liquidity Ratios (%)
Loans to Deposits (21)	88.93%	92.02%	94.64%	95.22%	97.64%

Asset Quality Indicators (%)
Non-performing assets / Total assets (22)	0.51%	0.56%	0.57%	0.71%	0.51%
Non-performing loans / Total gross loans (1) (23)	0.43%	0.47%	0.46%	0.65%	0.31%
Allowance for credit losses / Total non-performing loans (23)	317.01%	277.63%	297.55%	224.51%	380.31%
Allowance for credit losses / Total loans held for investment	1.38%	1.39%	1.40%	1.48%	1.20%
Net charge-offs / Average total loans held for investment (24)	0.69%	0.85%	0.82%	0.42%	0.64%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	2.75%	4.57%	2.69%	3.06%	2.82%
Salaries and employee benefits / Average total assets	1.36%	1.38%	1.31%	1.45%	1.52%
Other operating expenses/ Average total assets (25)	1.39%	3.20%	1.38%	1.62%	1.30%
Efficiency ratio (26)	72.03%	108.30%	64.10%	65.61%	63.67%
Full-Time-Equivalent Employees (FTEs) (27)	696	682	700	710	722

	Three Months Ended
(in thousands, except percentages and per share amounts)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Core Selected Consolidated Results of Operations and Other Data (8)

Pre-provision net revenue (PPNR)	$25,862	$(7,595)	$36,456	$38,258	$37,187
Core pre-provision net revenue (Core PPNR)	$26,068	$29,811	$35,880	$39,196	$37,103
Core net income	$10,730	$15,272	$21,664	$8,048	$20,120
Core basic earnings per common share	0.32	0.46	0.65	0.24	0.60
Core earnings per diluted common share (9)	0.32	0.46	0.64	0.24	0.59
Core net income / Average total assets (Core ROA) (12)	0.44%	0.64%	0.91%	0.34%	0.88%
Core net income / Average stockholders' equity (Core ROE) (13)	5.78%	8.23%	11.69%	4.32%	11.11%
Core efficiency ratio (28)	71.87%	69.67%	62.08%	60.29%	62.47%

__________________
(1)     Total gross loans include loans held for investment net of unamortized deferred loan origination fees and costs, as well as loans held for sale. As of March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, mortgage loans held for sale carried at fair value totaled $48.9 million, $26.2 million, $26.0 million, $49.9 million and $65.3 million, respectively. In addition, December 31, 2023 and September 30, 2023, includes $365.2 million and $43.3 million in loans held for sale carried at the lower of estimated fair value or cost.
(2)     Core deposits consist of total deposits excluding all time deposits.
(3) In the fourth quarter of 2022, the Company announced that the Board of Directors authorized a new repurchase program pursuant to which the Company may purchase, from time to time, up to an aggregate amount of $25 million of its shares of Class A common stock (the “2023 Class A Common Stock Repurchase Program”). There were no repurchases of Class A common stock in the first quarter of 2024 and fourth quarter of 2023. In the third, second and first quarters of 2023, the Company repurchased an aggregate of 142,188 shares of Class A common stock, 95,262 shares of Class A common stock and 22,403 shares of Class A common stock, respectively, at a weighted average price of $19.05 per share, $17.42 per share and $25.25 per share, respectively, under the 2023 Class A Common Stock Repurchase Program. In the third, second and first quarters of 2023, the aggregate purchase price for these transactions was approximately $2.7 million, $1.7 million and $0.6 million, respectively, including transaction costs.
(4) For the first quarter of 2024 as well as each of the fourth, third, second and first quarters of 2023, the Company’s Board of Directors declared cash dividends of $0.09 per share of the Company’s common stock and paid an aggregate amount of $3.0 million per quarter in connection with these dividends. The dividend declared in the first quarter of 2024 was paid on February 29, 2024 to shareholders of record at the close of business on February 14, 2024. See 2023 Form 10-K for more information on previous dividend payments in 2023.
(5) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(6) In the first quarter of 2024 and in the fourth and third quarter of 2023, includes, $12.4 million, $12.0 million and $7.4 million of provision for credit losses on loans. Provision for unfunded commitments (contingencies) in the fourth and third quarter of 2023, were $0.5 million and $0.6 million, respectively, while there was none in the first quarter of 2024. For all other periods shown, includes provision for credit losses on loans. There was no provision for credit losses on unfunded commitments in the second quarter of 2023. In the first quarter of 2023, the provision for credit losses on unfunded commitments was $0.3 million.
(7)    In the three months ended December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, net income excludes losses of $0.8 million, $0.4 million, $0.3 million and $0.2 million, respectively, attributable to a minority interest in Amerant Mortgage LLC. In the fourth quarter of 2023, the Company increased its ownership interest in Amerant Mortgage to 100% from 80% at September 30, 2023. This transaction had no material impact to the Company’s results of operations in the three months ended December 31, 2023. In connection with the change in ownership interest, which brought the minority interest share to zero, the Company derecognized the equity attributable to noncontrolling interest of $3.8 million at December 31, 2023, with a corresponding reduction to additional paid-in capital.
(8) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(9) In all the periods shown, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance stock units. Potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in all the periods shown, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(10) Operating data for the periods presented have been annualized.
(11) NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(12) Calculated based upon the average daily balance of total assets.
(13)     Calculated based upon the average daily balance of stockholders’ equity.
(14)     Total revenue is the result of net interest income before provision for credit losses plus noninterest income.
(15)     Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(16) Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
(17)     Tier 1 capital divided by quarter to date average assets.
(18) CET1 capital divided by total risk-weighted assets.
(19) Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets primarily consist of naming rights and mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
(20) Calculated in the same manner described in footnote 19 but also includes unrealized losses on debt securities held to maturity in the balance of common equity and total assets.
(21)     Calculated as the ratio of total loans gross divided by total deposits.
(22) Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans and other real estate owned (“OREO”) properties acquired through or in lieu of foreclosure, and other repossessed assets.
(23) Non-performing loans include all accruing loans past due by 90 days or more and all nonaccrual loans
(24) Calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for credit losses. See 2023 Form 10-K for more details on charge-offs for all previous periods.
(25) Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(26) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(27) As of March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, includes 65, 67, 98, 93, and 94 FTEs for Amerant Mortgage LLC, respectively.
(28) Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other non-routine items, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) credit losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities and other repossessed assets, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments, Bank owned life insurance restructure and other non-routine actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,
(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Net income (loss) attributable to Amerant Bancorp Inc.	$10,568	$(17,123)	$22,119	$7,308	$20,186
Plus: provision for credit losses (1)	12,400	12,500	8,000	29,077	11,700
Plus: provision for income tax expense (benefit)	2,894	(2,972)	6,337	1,873	5,301
Pre-provision net revenue (PPNR)	25,862	(7,595)	36,456	38,258	37,187
Plus: non-routine noninterest expense items	—	43,094	6,303	13,383	3,372
Less: non-routine noninterest income items	206	(5,688)	(6,879)	(12,445)	(3,456)
Core pre-provision net revenue (Core PPNR)	$26,068	$29,811	$35,880	$39,196	$37,103

Total noninterest income	$14,488	$19,613	$21,921	$26,619	$19,343
Less: Non-routine noninterest income items:
Derivatives (losses) gains, net	(152)	(151)	(77)	242	14
Securities gains (losses), net	(54)	33	(54)	(1,237)	(9,731)
Bank owned life insurance charge (2)	—	(655)	—	—	—
Gains on early extinguishment of FHLB advances, net	—	6,461	7,010	13,440	13,173
Total non-routine noninterest income items	$(206)	$5,688	$6,879	$12,445	$3,456
Core noninterest income	$14,694	$13,925	$15,042	$14,174	$15,887

Total noninterest expenses	$66,594	$109,702	$64,420	$72,500	$64,733
Less: non-routine noninterest expense items
Restructuring costs (3):
Staff reduction costs (4)	—	1,120	489	2,184	213
Contract termination costs (5)	—	—	—	1,550	—
Consulting and other professional fees and software expenses(6)	—	1,629	—	2,060	2,690
Disposition of fixed assets (7)	—	—	—	1,419	—
Branch closure expenses and related charges (8)	—	—	252	1,558	469
Total restructuring costs	$—	$2,749	$741	$8,771	$3,372
Other non-routine noninterest expense items:
Losses on loans held for sale carried at the lower cost or fair value (9)	—	37,495	5,562	—	—
Loss on sale of repossessed assets and other real estate owned valuation expense (10)	—	—	—	2,649	—
Goodwill and intangible assets impairment	—	1,713	—	—	—
Bank owned life insurance enchancement costs (2)	—	1,137	—	—	—
Impairment charge on investment carried at cost	—	—	—	1,963	—
Total non-routine noninterest expense items	$—	$43,094	$6,303	$13,383	$3,372
Core noninterest expenses	$66,594	$66,608	$58,117	$59,117	$61,361

	Three Months Ended,
(in thousands, except percentages and per share amounts)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Net income (loss) attributable to Amerant Bancorp Inc.	$10,568	$(17,123)	$22,119	$7,308	$20,186
Plus after-tax non-routine items in noninterest expense:
Non-routine items in noninterest expense before income tax effect	—	43,094	6,303	13,383	3,372
Income tax effect (11)	—	(8,887)	(1,486)	(2,811)	(708)
Total after-tax non-routine items in noninterest expense	—	34,207	4,817	10,572	2,664
Less after-tax non-routine items in noninterest income:
Non-routine items in noninterest income before income tax effect	206	(5,688)	(6,879)	(12,445)	(3,456)
Income tax effect (11)	(44)	1,032	1,607	2,613	726
Total after-tax non-routine items in noninterest income	162	(4,656)	(5,272)	(9,832)	(2,730)
BOLI enhancement tax impact (2)	—	2,844	—	—	—
Core net income	$10,730	$15,272	$21,664	$8,048	$20,120

Basic (loss) earnings per share	$0.32	$(0.51)	$0.66	$0.22	$0.60
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (13)	—	1.11	0.14	0.31	0.08
(Less): after tax impact of non-routine items in noninterest income	—	(0.14)	(0.15)	(0.29)	(0.08)
Total core basic earnings per common share	$0.32	$0.46	$0.65	$0.24	$0.60

Diluted (loss) earnings per share (12)	$0.31	$(0.51)	$0.66	$0.22	$0.60
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (13)	—	1.11	0.14	0.31	0.08
(Less): after tax impact of non-routine items in noninterest income	0.01	(0.14)	(0.16)	(0.29)	(0.09)
Total core diluted earnings per common share	$0.32	$0.46	$0.64	$0.24	$0.59

Net income (loss) / Average total assets (ROA)	0.44%	(0.71)%	0.92%	0.31%	0.88%
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (13)	—%	1.55%	0.20%	0.45%	0.12%
Plus (less): after tax impact of non-routine items in noninterest income	—%	(0.20)%	(0.21)%	(0.42)%	(0.12)%
Core net income / Average total assets (Core ROA)	0.44%	0.64%	0.91%	0.34%	0.88%

Net income (loss) / Average stockholders' equity (ROE)	5.69%	(9.22)%	11.93%	3.92%	11.15%
Plus: after tax impact of non-routine items in noninterest expense and BOLI tax impact (13)	—%	19.96%	2.60%	5.68%	1.47%
Plus (less): after tax impact of non-routine items in noninterest income	0.09%	(2.51)%	(2.84)%	(5.28)%	(1.51)%
Core net income / Average stockholders' equity (Core ROE)	5.78%	8.23%	11.69%	4.32%	11.11%

Efficiency ratio	72.03%	108.30%	64.10%	65.61%	63.67%
(Less): impact of non-routine items in noninterest expense	—%	(42.54)%	(6.27)%	(12.11)%	(3.32)%
(Less) plus: impact of non-routine items in noninterest income	(0.16)%	3.91%	4.25%	6.79%	2.12%
Core efficiency ratio	71.87%	69.67%	62.08%	60.29%	62.47%

	Three Months Ended,
(in thousands, except percentages, share data and per share amounts)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Stockholders' equity	$738,085	$736,068	$719,787	$720,956	$729,056
Less: goodwill and other intangibles (14)	(24,935)	(25,029)	(26,818)	(24,124)	(24,292)
Tangible common stockholders' equity	$713,150	$711,039	$692,969	$696,832	$704,764
Total assets	9,817,772	9,716,327	9,345,700	9,519,526	9,495,302
Less: goodwill and other intangibles (14)	(24,935)	(25,029)	(26,818)	(24,124)	(24,292)
Tangible assets	$9,792,837	$9,691,298	$9,318,882	$9,495,402	$9,471,010
Common shares outstanding	33,709,395	33,603,242	33,583,621	33,736,159	33,814,260
Tangible common equity ratio	7.28%	7.34%	7.44%	7.34%	7.44%
Stockholders' book value per common share	$21.90	$21.90	$21.43	$21.37	$21.56
Tangible stockholders' equity book value per common share	$21.16	$21.16	$20.63	$20.66	$20.84

Tangible common stockholders' equity	$713,150	$711,039	$692,969	$696,832	$704,764
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (15)	(18,729)	(16,197)	(26,138)	(18,503)	(15,542)
Tangible common stockholders' equity, adjusted for net unrealized accumulated losses on debt securities held to maturity	$694,421	$694,842	$666,831	$678,329	$689,222
Tangible assets	$9,792,837	$9,691,298	$9,318,882	$9,495,402	$9,471,010
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (15)	(18,729)	(16,197)	(26,138)	(18,503)	(15,542)
Tangible assets, adjusted for net unrealized accumulated losses on debt securities held to maturity	$9,774,108	$9,675,101	$9,292,744	$9,476,899	$9,455,468
Common shares outstanding	33,709,395	33,603,242	33,583,621	33,736,159	33,814,260

Tangible common equity ratio, adjusted for net unrealized accumulated losses on debt securities held to maturity	7.10%	7.18%	7.18%	7.16%	7.29%
Tangible stockholders' book value per common share, adjusted for net unrealized accumulated losses on debt securities held to maturity	$20.60	$20.68	$19.86	$20.11	$20.38

____________
(1)     In the first quarter of 2024 and in the fourth and third quarter of 2023, includes $12.4 million, $12.0 million and $7.4 million of provision for credit losses on loans, respectively. Provision for unfunded commitments (contingencies) in the fourth and third quarter of 2023, were $0.5 million and $0.6 million, respectively, while there was none in the first quarter of 2024. For all other periods shown, includes provision for credit losses on loans. There was no provision for credit losses on unfunded commitments in the second quarter of 2023. In the first quarter of 2023, the provision for credit losses on unfunded commitments was $0.3 million.
(2) In the fourth quarter of 2023, the Company completed a restructuring of its bank-owned life insurance (“BOLI”) program. This was executed through a combination of a 1035 exchange and a surrender and reinvestment into higher-yielding general account with a new investment grade insurance carrier. This transaction allowed for higher team member participation through an enhanced split-dollar plan. Estimated improved yields resulting from the enhancement have an earn-back period of approximately 2 years. In the fourth quarter of 2023, we recorded total additional expenses and charges of $4.6 million in connection with this transaction, including: (i) a reduction of $0.7 million to the cash surrender value of BOLI; (ii) transaction costs of $1.1 million, and (iii) income tax expense of $2.8 million.
(3)     Expenses incurred for actions designed to implement the Company’s business strategy. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, decommissioning of legacy technologies, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(4) Staff reduction costs consist of severance expenses related to organizational rationalization.
(5) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(6) In the three months ended December 31, 2023, includes an aggregate of $1.6 million of nonrecurrent expenses in connection with the engagement of FIS and, to a lesser extent, software expenses related to legacy applications running in parallel to new core banking applications. There were no significant nonrecurrent expenses in connection with engagement of FIS in the three months ended March 31, 2024 and September 30, 2023. In the three months ended June 30, 2023 and March 31, 2023, includes expenses of $2.0 million and $2.6 million, respectively, in connection with the engagement of FIS.

(7) Includes expenses in connection with the disposition of fixed assets due to the write off of in-development software in the three months ended June 30, 2023.
(8) In the three months ended September 30, 2023, consists of expenses in connection with the closure of a branch in Houston, Texas in 2023. In addition, in the three months ended June 30, 2023 includes $0.9 million of accelerated amortization of leasehold improvements and $0.6 million of right-of-use, or ROU asset impairment, associated with the closure of a branch in Miami, FL in 2023. Furthermore, in the three months ended March 31, 2023, includes $0.5 million of ROU asset impairment associated with the closure of a branch in Houston, Texas in 2023.
(9) In the three months ended December 31, 2023, includes (i) fair value adjustment of $35.5 million related to an aggregate of $401 million in Houston-based CRE loans held for sale which are carried at the lower of fair value or cost, and (ii) a loss on sale of $2.0 million related to a New York-based CRE loan previously carried at the lower of fair value or cost. In the three months ended September 30, 2023, includes a fair value adjustment of $5.6 million related to a New York-based CRE loan held for sale carried at the lower of fair value or cost.
(10) In the three months ended June 30, 2023, amount represents the loss on sale of repossessed assets in connection with our equipment-financing activities.
(11) In the three months ended March 31, 2024 and March 31, 2023, amounts were calculated based upon the effective tax rate for the period of 21.50% and 21.00%, respectively. For all of the other periods shown, amounts represent the difference between the prior and current period year-to-date tax effect.
(12) Potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance stock units. In all the periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect on per share earnings.
(13) In the three months ended December 31, 2023, per share amounts and percentages were calculated using the after-tax impact of non-routine items in noninterest expense of $34.2 million and BOLI tax impact of $2.8 million in the same period. In all other periods shown, per share amounts and percentages were calculated using the after tax impact of non-routine items in noninterest expense.
(14) At March 31, 2024, December 31, 2023 and September 30, 2023, other intangible assets primarily consist of naming rights of $2.4 million, $2.5 million and $2.7 million, respectively, and mortgage servicing rights (“MSRs”) of $1.4 million, $1.4 million and $1.3 million, respectively. At June 30, 2023 and March 31, 2023, other intangible assets primarily consist of MSRs of $1.3 million and $1.4 million, respectively. Other intangible assets are included in other assets in the Company’s consolidated balance sheets.
(15) As of March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, amounts were calculated based upon the fair value on debt securities held to maturity, and assuming a tax rate of 25.40%, 25.36%, 25.51%, 25.46% and 25.53%, respectively.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$6,995,974	$122,705	7.05%	$7,107,222	$127,090	7.09%	$6,901,352	$108,501	6.38%
Debt securities available for sale (3) (4)	1,239,762	13,186	4.28%	1,060,113	11,603	4.34%	1,058,831	10,173	3.90%
Debt securities held to maturity (5)	224,877	1,967	3.52%	227,765	1,951	3.40%	240,627	2,112	3.56%
Debt securities held for trading	—	—	—%	—	—	—%	18	—	—%
Equity securities with readily determinable fair value not held for trading	2,477	55	8.93%	2,450	12	1.94%	4,886	—	—%
Federal Reserve Bank and FHLB stock	50,180	883	7.08%	49,741	894	7.13%	57,803	1,014	7.11%
Deposits with banks	422,841	5,751	5.47%	265,657	3,940	5.88%	302,791	3,330	4.46%
Other short-term investments	5,932	78	5.29%	5,928	79	5.29%	—	—	—%
Total interest-earning assets	8,942,043	144,625	6.50%	8,718,876	145,569	6.62%	8,566,308	125,130	5.92%
Total non-interest-earning assets (6)	812,523			794,844			739,522
Total assets	$9,754,566			$9,513,720			$9,305,830

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts
Interest bearing DDA	$2,445,362	$17,736	2.92%	$2,435,871	$16,350	2.66%	$2,342,620	$12,855	2.23%
Money market	1,431,949	14,833	4.17%	1,259,859	13,917	4.38%	1,333,465	7,881	2.40%
Savings	262,528	28	0.04%	271,307	30	0.04%	299,501	46	0.06%
Total checking and saving accounts	4,139,839	32,597	3.17%	3,967,037	30,297	3.03%	3,975,586	20,782	2.12%
Time deposits	2,290,587	26,124	4.59%	2,276,720	24,985	4.35%	1,767,603	12,834	2.94%
Total deposits	6,430,426	58,721	3.67%	6,243,757	55,282	3.51%	5,743,189	33,616	2.37%
Securities sold under agreements to repurchase	—	—	—%	106	2	7.49%	—	—	—%
Advances from the FHLB (7)	644,753	5,578	3.48%	635,272	6,225	3.89%	959,392	6,763	2.86%
Senior notes	59,567	943	6.37%	59,488	941	6.28%	59,250	942	6.45%
Subordinated notes	29,476	361	4.93%	29,433	361	4.87%	29,306	361	5.00%
Junior subordinated debentures	64,178	1,054	6.61%	64,178	1,081	6.68%	64,178	1,115	7.05%
Total interest-bearing liabilities	7,228,400	66,657	3.71%	7,032,234	63,892	3.60%	6,855,315	42,797	2.53%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,435,226			1,381,157			1,377,966
Accounts payable, accrued liabilities and other liabilities	344,197			363,711			338,351
Total non-interest-bearing liabilities	1,779,423			1,744,868			1,716,317
Total liabilities	9,007,823			8,777,102			8,571,632
Stockholders’ equity	746,743			736,618			734,198
Total liabilities and stockholders' equity	$9,754,566			$9,513,720			$9,305,830
Excess of average interest-earning assets over average interest-bearing liabilities	$1,713,643			$1,686,642			$1,710,993
Net interest income		$77,968			$81,677			$82,333
Net interest rate spread			2.79%			3.02%			3.39%
Net interest margin (8)			3.51%			3.72%			3.90%
Cost of total deposits (9)			3.00%			2.88%			1.91%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.71%			123.98%			124.96%
Average non-performing loans/ Average total loans	0.46%			0.49%			0.46%

___________
(1)    Includes loans held for investment net of the allowance for credit losses, and loans held for sale. The average balance of the allowance for credit losses was $92.3  million, $92.7 million, and $81.4 million in the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively. The average balance of total loans held for sale was $180.5 million, $100.7 million and $66.4 million in the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(2) Includes average non-performing loans of $32.6 million, $35.1 million and $31.8 million for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(3)    Includes the average balance of net unrealized gains and losses in the fair value of debt securities available for sale. The average balance includes average net unrealized losses of $101.5 million, $142.1 million, and $104.9 million in the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(4)    Includes nontaxable securities with average balances of $18.3 million, $17.8 million and $19.7 million for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively. The tax equivalent yield for these nontaxable securities was 4.68%, 4.78% and 4.56% for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively. In 2024 and 2023, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    Includes nontaxable securities with average balances of $48.5 million, $48.9 million and $50.7 million for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively. The tax equivalent yield for these nontaxable securities was 4.25%, 4.26% and 4.20% for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively. In 2024 and 2023, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(6)    Excludes the allowance for credit losses.
(7)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(8)    NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(9)    Calculated based upon the average balance of total noninterest bearing and interest bearing deposits.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,325	29.9%	$4,424	22.5%	$4,955	25.6%
Brokerage, advisory and fiduciary activities	4,327	29.9%	4,249	21.7%	4,182	21.6%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	2,342	16.2%	849	4.3%	1,412	7.3%
Cards and trade finance servicing fees	1,223	8.4%	1,238	6.3%	533	2.8%
Gain on early extinguishment of FHLB advances, net	—	—%	6,461	32.9%	13,173	68.1%
Securities (losses) gains, net (2)	(54)	(0.4)%	33	0.2%	(9,731)	(50.3)%
Loan-level derivative income (3)	466	3.2%	837	4.3%	2,071	10.7%
Derivative (losses) gains, net (4)	(152)	(1.1)%	(151)	(0.8)%	14	0.1%
Other noninterest income (5)	2,011	13.9%	1,673	8.5%	2,734	14.1%
Total noninterest income	$14,488	100.0%	$19,613	100.0%	$19,343	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable. In the three months ended, December 31, 2023, includes a charge of $0.7 million in connection with the enhancement/restructuring of BOLI in the fourth quarter of 2023.
(2) Includes net loss of $0.1 million and $9.5 million in the three months ended December 31, 2023 and March 31, 2023, respectively, in connection with the sale of debt securities available for sale. There were no sales of debt securities available for sale in the three months ended March 31, 2024. In addition, includes unrealized losses of $0.1 million and unrealized gains of $0.1 million in the three months ended March 31, 2024 and December 31, 2023, respectively, related to the change in fair value of equity securities with readily available fair value not held for trading which are recorded in results of the period. In addition, in the three months ended March 31, 2023, the Company sold all of its equity securities with readily available fair value not held for trading, with a total fair value of $11.2 million at the time of sale, and recognized a net loss of $0.2 million in connection with this transaction.
(3) Income from interest rate swaps and other derivative transactions with customers. The Company incurs expenses related to derivative transactions with customers which are included as part of noninterest expenses under loan-level derivative expense. See Exhibit 5 for more details.
(4) Net unrealized gains and losses related to uncovered interest rate caps with clients.
(5)    Includes mortgage banking income of $1.1 million, $0.6 million and $1.8 million in the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively, primarily consisting of net gains on sale, valuation and derivative transactions associated with mortgage loans held for sale activity, and other smaller sources of income related to the operations of Amerant Mortgage. Other sources of income in the periods shown include foreign currency exchange transactions with customers and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense

This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended
	March 31, 2024		December 31, 2023		March 31, 2023
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$32,958	49.5%	$33,049	30.1%	$34,876	53.9%
Occupancy and equipment	6,476	9.7%	7,015	6.4%	6,798	10.5%
Professional and other services fees (2)	10,963	16.5%	14,201	12.9%	7,628	11.8%
Loan-level derivative expense (3)	4	—%	182	0.2%	1,600	2.5%
Telecommunications and data processing (4)	3,533	5.3%	3,838	3.5%	3,064	4.7%
Depreciation and amortization	1,477	2.2%	1,480	1.3%	1,292	2.0%
FDIC assessments and insurance	3,008	4.5%	2,535	2.3%	2,737	4.2%
Losses on loans held for sale carried at the lower cost or fair value (5)	—	—%	37,495	34.2%	—	—%
Advertising expenses	3,078	4.6%	3,169	2.9%	2,586	4.0%
Other real estate owned and repossessed assets (income) expense, net (6)(7)	(354)	(0.5)%	(205)	(0.2)%	—	—%
Other operating expenses (8)	5,451	8.2%	6,943	6.4%	4,152	6.4%
Total noninterest expense (9)	$66,594	100.0%	$109,702	100.0%	$64,733	100.0%

___
(1) Includes staff reduction costs of $1.1 million and $0.2 million in the three months ended December 31, 2023 and March 31, 2023, respectively, which consist of severance expenses primarily related to organizational rationalization.
(2) Includes additional non-routine expenses of $1.2 million and $2.6 million in the three months ended December 31, 2023 and March 31, 2023, respectively, related to the engagement of FIS. Additionally, the three months ended March 31, 2024 and December 31, 2023, include recurring service fees in connection with the engagement of FIS.
(3) Includes services fees in connection with our loan-level derivative income generation activities.
(4) In the three months ended December 31, 2023, includes $0.4 million of software expenses related to legacy applications running in parallel to new core banking applications.
(5) In the three months ended December 31, 2023, includes $35.5 million in total valuation allowance as a result of changes in their fair value, and $2.0 million in losses on the sale of these loans.
(6) Includes OREO rental income of $0.4 million and $0.4 million in the three months ended March 31, 2024 and December 31, 2023, respectively. We had no OREO rental income in the three months ended March 31, 2023.
(7) Beginning in the three months ended June 30, 2023, OREO and repossessed assets expense is presented separately in the Company’s consolidated statement of operations and comprehensive (loss) income.
(8) In the three months ended December 31, 2023, includes goodwill and intangible assets impairments totaling $1.7 million related to two of our subsidiaries (Amerant Mortgage and Elant, a Cayman-based trust company). In addition, in the three months ended December 31, 2023, includes additional costs of $1.1 million in connection with the restructuring of the Company’s BOLI. In all of the periods shown, includes mortgage loan origination and servicing expenses, charitable contributions, community engagement, postage and courier expenses, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan and other small expenses.
(9) Includes $3.1 million, $3.5 million and $3.9 million in the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively, related to Amerant Mortgage, primarily consisting of salaries and employee benefits, mortgage lending costs and professional and other services fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Assets		(audited)
Cash and due from banks	$41,231	$47,234	$48,145	$45,184	$41,489
Interest earning deposits with banks	577,843	242,709	202,946	365,673	411,747
Restricted cash	33,897	25,849	51,837	34,204	32,541
Other short-term investments	6,700	6,080	6,024	—	—
Cash and cash equivalents	659,671	321,872	308,952	445,061	485,777
Securities
Debt securities available for sale, at fair value	1,298,073	1,217,502	1,033,797	1,027,676	1,045,883
Debt securities held to maturity, at amortized cost (1)	224,014	226,645	230,254	234,369	239,258
Trading securities	—	—	—	298	—
Equity securities with readily determinable fair value not held for trading	2,480	2,534	2,438	2,500	—
Federal Reserve Bank and Federal Home Loan Bank stock	54,001	50,294	47,878	50,460	62,556
Securities	1,578,568	1,496,975	1,314,367	1,315,303	1,347,697
Loans held for sale, at lower of fair value or cost (2)	—	365,219	43,257	—	—
Mortgage loans held for sale, at fair value	48,908	26,200	25,952	49,942	65,289
Loans held for investment, gross	6,957,475	6,873,493	7,073,387	7,167,016	7,049,746
Less: Allowance for credit losses	96,050	95,504	98,773	105,956	84,361
Loans held for investment, net	6,861,425	6,777,989	6,974,614	7,061,060	6,965,385
Bank owned life insurance	237,314	234,972	232,736	231,253	229,824
Premises and equipment, net	44,877	43,603	43,004	43,714	42,380
Deferred tax assets, net	48,302	55,635	63,501	56,779	46,112
Operating lease right-of-use assets	117,171	118,484	116,763	116,161	119,503
Goodwill	19,193	19,193	20,525	20,525	20,525
Accrued interest receivable and other assets (3)	202,343	256,185	202,029	179,728	172,810
Total assets	$9,817,772	$9,716,327	$9,345,700	$9,519,526	$9,495,302
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,397,331	$1,426,919	$1,370,157	$1,293,522	$1,360,626
Interest bearing	2,619,115	2,560,629	2,416,797	2,773,120	2,489,565
Savings and money market	1,616,719	1,610,218	1,457,080	1,431,375	1,507,195
Time	2,245,078	2,297,097	2,302,878	2,081,554	1,929,340
Total deposits	7,878,243	7,894,863	7,546,912	7,579,571	7,286,726
Advances from the Federal Home Loan Bank	715,000	645,000	595,000	770,000	1,052,012
Senior notes	59,605	59,526	59,447	59,368	59,289
Subordinated notes	29,497	29,454	29,412	29,369	29,326
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Operating lease liabilities (4)	122,267	123,167	120,665	119,921	122,214
Accounts payable, accrued liabilities and other liabilities (5)	210,897	164,071	210,299	176,163	152,501
Total liabilities	9,079,687	8,980,259	8,625,913	8,798,570	8,766,246

Stockholders’ equity
Class A common stock	3,373	3,361	3,359	3,374	3,383
Additional paid in capital	192,237	192,701	194,103	195,275	194,782
Retained earnings	618,359	610,802	630,933	611,829	607,544
Accumulated other comprehensive loss	(75,884)	(70,796)	(105,634)	(86,926)	(74,319)
Total stockholders' equity before noncontrolling interest	738,085	736,068	722,761	723,552	731,390
Noncontrolling interest	—	—	(2,974)	(2,596)	(2,334)
Total stockholders' equity	738,085	736,068	719,787	720,956	729,056
Total liabilities and stockholders' equity	$9,817,772	$9,716,327	$9,345,700	$9,519,526	$9,495,302

__________
(1) Estimated fair value of $198,909, $204,945, $195,165, $209,546 and $218,388 at March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, respectively.
(2) As of December 31, 2023 and September 30, 2023, includes a valuation allowance of $35.5 million and $5.6 million as a result of fair value adjustment.
(3) As of March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, includes derivative assets with a total fair value of $64.7 million, $59.9 million, $87.1 million, $75.8 million and $60.8 million, respectively. As of December 31, 2023, includes a receivable from insurance carrier for $62.5 million in connection with the restructuring of the Company’s BOLI in the fourth quarter of 2023.
(4) Consists of total long-term lease liabilities. Total short-term lease liabilities are included in other liabilities.
(5) As of March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, includes derivatives liabilities with a total fair value of $63.8 million, $59.4 million, $85.6 million, $74.5 million and $59.5 million, respectively.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Real estate loans		(audited)
Commercial real estate
Non-owner occupied	$1,672,470	$1,616,200	$1,593,571	$1,645,224	$1,630,451
Multi-family residential	349,917	407,214	771,654	764,712	796,125
Land development and construction loans	333,198	300,378	301,938	314,010	303,268
	2,355,585	2,323,792	2,667,163	2,723,946	2,729,844
Single-family residential	1,490,711	1,466,608	1,371,194	1,285,857	1,189,045
Owner occupied	1,193,909	1,175,331	1,129,921	1,063,240	1,069,491
	5,040,205	4,965,731	5,168,278	5,073,043	4,988,380
Commercial loans (1)	1,550,140	1,503,187	1,452,759	1,577,209	1,497,649
Loans to financial institutions and acceptances	29,490	13,375	13,353	13,332	13,312
Consumer loans and overdrafts (2)	337,640	391,200	438,997	503,432	550,405
Total loans	$6,957,475	$6,873,493	$7,073,387	$7,167,016	$7,049,746

__________________
(1) As of March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023, includes approximately $57.4 million, $56.5 milliion, $49.3 million, $47.7 million and $46.7 million, respectively, in commercial loans and leases originated under a white-label equipment financing solution launched in the second quarter of 2022.
(2) As of March 31, 2024, December 31, 2023, September 30, 2023, June 30, 2023 and March 31, 2023 includes $163.3 million, $210.9 million, $254.7 million, $312.3 million and $372.2 million, respectively, in consumer loans purchased under indirect lending programs.

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Loans held for sale at the lower of fair value or cost		(audited)
Real estate loans
Commercial real estate
Non-owner occupied	$—	$—	$43,256	$—	$—
Multi-family residential	—	309,612	—	—	—
Land development and construction loans	—	55,607	—	—	—
Total loans held for sale at the lower of fair value or cost (1)	—	365,219	43,256	—	—

Mortgage loans held for sale at fair value
Land development and construction loans (2)	26,058	12,778	6,931	3,726	15,527
Single-family residential (3)	22,850	13,422	19,022	46,216	49,762
Total mortgage loans held for sale at fair value (4)	48,908	26,200	25,953	49,942	65,289
Total loans held for sale (5)	$48,908	$391,419	$69,209	$49,942	$65,289
__________________
(1) In the fourth quarter of 2023, the Company transferred an aggregate of $401 million in Houston-based CRE loans held for investment to the loans held for sale category, and recognized a valuation allowance of $35.5 million as a result of the fair value adjustment of these loans. The Company subsequently sold these loans in the first quarter of 2024 and there was no material impact to the Company’s results of operations as a result of this transaction. In the third quarter of 2023, the Company transferred a New York-based CRE loan held for investment to the loans held for sale category, and recognized a valuation allowance of $5.6 million as a result of the fair value adjustment of this loan. In the fourth quarter of 2023, the Company sold this loan and there was no material impact to the Company’s results of operations as a result of this transaction.
(2) In the second quarter of 2023, the Company transferred approximately $13 million in land development and construction loans held for sale to the loans held for investment category.
(3) In the fourth, third and second quarters of 2023, the Company transferred approximately $17 million, $17 million and $28 million, respectively, in single-family residential loans held for sale to the loans held for investment category. In the first quarter of 2024, there were no significant transfers of single-family residential loans from the loans held for sale to the loans held for investment category.
(4) Loans held for sale in connection with Amerant Mortgage’s ongoing business.
(5) Remained current and in accrual status at each of the periods shown.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans, other real estate owned, or OREO, and other repossessed assets at the dates presented. Non-performing loans consist of (i) nonaccrual loans, and (ii) accruing loans 90 days or more contractually past due as to interest or principal.

(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Non-Accrual Loans		(audited)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$—	$—	$—	$1,696	$—
Multi-family residential	—	8	23,344	24,306	—
	—	8	23,344	26,002	—
Single-family residential	4,400	2,459	2,533	1,681	1,367
Owner occupied	1,958	3,822	2,100	6,890	7,118
	6,358	6,289	27,977	34,573	8,485
Commercial loans	21,833	21,949	4,713	12,241	13,643
Consumer loans and overdrafts	32	38	1	1	1
Total Non-Accrual Loans (1)	$28,223	$28,276	$32,691	$46,815	$22,129

Past Due Accruing Loans(2)
Real Estate Loans
Commercial real estate (CRE)
Single-family residential	1,149	5,218	—	302	—
Commercial	918	857	504	—	—
Consumer loans and overdrafts	9	49	—	78	53
Total Past Due Accruing Loans	$2,076	$6,124	$504	$380	$53
Total Non-Performing Loans	30,299	34,400	33,195	47,195	22,182
Other Real Estate Owned	20,181	20,181	20,181	20,181	26,534
Total Non-Performing Assets	$50,480	$54,581	$53,376	$67,376	$48,716

__________________

(1)    See 2023 Form 10-K for more information about the activity of non-accrual loans in 2023.
(2)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. The Company has not purchased credit-impaired loans.

	March 31, 2024				December 31, 2023				March 31, 2023

(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$—	$—	$—	$—	$—	$—	$—	$—	$8,335	$—	$—	$8,335
Multi-family residential	—	6	—	6	—	8	—	8	24,348	—	—	24,348
	—	6	—	6	—	8	—	8	32,683	—	—	32,683
Single-family residential	—	3,715	—	3,715	—	2,800	—	2,800	—	1,514	—	1,514
Owner occupied	40,666	2,023	—	42,689	15,723	3,890	—	19,613	—	7,202	—	7,202
	40,666	5,744	—	46,410	15,723	6,698	—	22,421	32,683	8,716	—	41,399
Commercial loans	63,172	22,800	—	85,972	30,261	22,971	—	53,232	3,240	14,891	3	18,134
Consumer loans and overdrafts	—	36	—	36	—	41	—	41	—	1	—	1
Totals	$103,838	$28,580	$—	$132,418	$45,984	$29,710	$—	$75,694	$35,923	$23,608	$3	$59,534

__________
(1) There were no loans categorized as “loss” as of the dates presented.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
		(audited)
Domestic	$5,288,702	$5,430,059	$5,067,937	$5,113,604	$4,891,873
Foreign:
Venezuela	1,988,470	1,870,979	1,892,453	1,912,994	1,897,199
Others	601,071	593,825	586,522	552,973	497,654
Total foreign	2,589,541	2,464,804	2,478,975	2,465,967	2,394,853
Total deposits	$7,878,243	$7,894,863	$7,546,912	$7,579,571	$7,286,726